Exhibit 10.10

SEVERANCE PLAN FOR
TEXTRON KEY EXECUTIVES

As Amended and Restated
Effective January 1, 2010

Severance Plan
for Textron Key Executives
As Amended and Restated
Effective January 1, 2010
Table of Contents

Article I — Definitions	1

1.01 Board	1

1.02 Change in Control	1

1.03 Chief Executive Officer	2

1.04 Good Reason Termination	2

1.05 IRC	3

1.06 Key Executive	3

1.07 Plan	4

1.08 Severance	4

1.09 Severance Benefits	4

1.10 Severance Pay	4

1.11 Textron	4

1.12 Textron Company	4

Article II — Severance	4

2.01 Involuntary Termination	4

2.02 Good Reason Termination	4

2.03 No Duplication of Benefits	4

Article III — Severance Pay and Severance Benefits	4

3.01 Amount of Severance Pay	5

3.02 Payment of Severance Pay	5

3.03 Severance Benefits	5

3.04 Release	6

3.05 Rehire During Severance Period	6

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Article IV — Unfunded Plan	6

4.01 No Plan Assets	6

4.02 Welfare Plan Status	6

4.03 No Contributions	6

Article V — Plan Administration	6

5.01 Plan Administrator’s Powers	6

5.02 Delegation of Administrative Authority	7

5.03 Tax Withholding	7

5.04 Use of Third Parties to Assist with Plan Administration	7

5.05 Claims Procedure	7

5.06 Enforcement Following a Change in Control	9

Article VI — Amendment and Termination	9

6.01 Amendment or Termination	9

6.02 Restrictions on Amendment or Termination	9

6.03 Delegation of Amendment Authority	9

Article VII — Miscellaneous	10

7.01 Use of Masculine or Feminine Pronouns	10

7.02 Transferability of Plan Benefits	10

7.03 Section 409A Compliance	10

7.04 Controlling State Law	10

7.05 No Right to Employment	10

7.06 Additional Conditions Imposed	10

APPENDIX A	Grandfathered Change in Control Definition	A-1

APPENDIX B	Grandfathered Good Reason Termination Definition	B-1

APPENDIX C	Grandfathered Severance Pay Formula	C-1

APPENDIX D	Form of Release	D-1

SEVERANCE PLAN FOR
TEXTRON KEY EXECUTIVES
     This Plan has been established for the benefit of certain Textron Executives to secure their goodwill, loyalty and achievement, and in consideration of their past service.
     The Plan was amended and restated, effective January 1, 2008, to incorporate those terms necessary or advisable to ensure that severance benefits provided under the Plan are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended. The Plan has been amended from time to time since the previous restatement. This restatement of the Plan reflects all amendments adopted through the date of this restatement.
Article I — Definitions
     Whenever used in this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:
1.01	“Board” means the Board of Directors of Textron.
1.02	“Change in Control” means, for any Key Executive who was not an employee of a Textron Company on December 31, 2007:
(a)	any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”) and of IRC Section 409A) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially similar proportions as their ownership of Textron common stock
(1)	becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of stock of Textron that, together with other stock held by such person or group, possesses more than 50% of the combined voting power of Textron’s then-outstanding voting stock, or

(2)	acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) beneficial ownership of stock of Textron possessing more than 30% of the combined voting power of Textron’s then-outstanding stock, or

(3)	acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) all or substantially all of the total gross fair market value of all of the assets of Textron immediately prior to such acquisition or

Severance Plan for Textron Key Executives Amended and Restated January 1, 2010	Page 1

acquisitions (where gross fair market value is determined without regard to any associated liabilities); or
(b)	a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or

(c)	during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.
Each of the events described above will be treated as a “Change in Control” only to the extent that it is a change in ownership, change in effective control, or change in the ownership of a substantial portion of Textron’s assets within the meaning of IRC Section 409A.

For any Key Executive who was an employee of a Textron Company on December 31, 2007, the definition set forth above in this Section 1.02 shall be used to determine whether an event is a “Change in Control” to the extent that the event would alter the time or form of payment of the Key Executive’s benefit. To the extent that the event would cause any change in the Key Executive’s rights under the Plan that does not affect the status of the Key Executive’s benefit under IRC Section 409A (including, but not limited to, accelerated vesting of the Key Executive’s benefit or restrictions on amendments to the Plan), the definition set forth in Appendix A shall be used to determine whether the event is a “Change in Control.”
1.03	“Chief Executive Officer” means the Chief Executive Officer of Textron.
1.04	“Good Reason Termination” means, for any Key Executive who was not an employee of a Textron Company on December 31, 2007:
(a)	The Key Executive’s Severance occurs during a two-year period following the initial existence of one or more of the following conditions arising without the consent of the Key Executive:
(1)	A material diminution in the Key Executive’s base compensation.

(2)	A material diminution in the Key Executive’s authority, duties, or responsibilities.

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(3)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Key Executive is required to report, including a requirement that the Key Executive report to a corporate officer or employee instead of reporting directly to the Board.

(4)	A material diminution in the budget over which the Key Executive retains authority.

(5)	A material change in the geographic location at which the Key Executive must perform services.

(6)	Any other action or inaction that constitutes a material breach by a Textron Company of the agreement, if any, under which the Key Executive provides services.
(b)	The amount, time, and form of payment upon the Separation From Service must be substantially identical with the amount, time, and form of payment payable as a result of an actual involuntary Separation From Service, to the extent such a right exists.

(c)	The Key Executive must provide notice of the existence of a condition described in subsection (a), above, within 90 days after the initial existence of the condition. Upon receiving the notice, the Textron Company shall have a period of 30 days during which it may remedy the condition and not be required to pay any Severance Pay or Severance Benefit that otherwise would be due upon a Good Reason Termination.
For any Key Executive who was an employee of a Textron Company on December 31, 2007, the definition set forth in Appendix B shall be used to determine whether the Key Executive’s Severance is a “Good Reason Termination.”
1.05	“IRC” means the Internal Revenue Code of 1986, as amended. References to any section of the Internal Revenue Code shall include any final regulations interpreting that section.
1.06	“Key Executive” means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by the Chief Executive Officer and Chief Human Resources Officer of Textron. A Key Executive may subsequently waive participation in this Plan by an express written instrument to that effect. A Key Executive shall not become entitled to separation pay under any other plan or arrangement maintained by a Textron Company as a result of having waived his participation in this Plan. An individual shall not be a Key Executive for purposes of this Plan, and shall not be eligible for any benefit provided under this Plan, during any period in which the individual is covered by

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an offer letter or employment agreement with Textron that provides severance pay at least equal to the Severance Pay provided under this Plan.

1.07	“Plan” means this Severance Plan for Textron Key Executives, as amended and restated from time to time.

1.08	“Severance” means a Key Executive’s termination of employment with all Textron Companies, other than by reason of death or Total Disability, that qualifies as an “involuntary separation from service” for purposes of IRC Section 409A, and that occurs in circumstances described in Article II.

1.09	“Severance Benefits” means medical or dental benefits described in and payable under Section 3.03.

1.10	“Severance Pay” means the amount described in and payable under Sections 3.01 and 3.02. Notwithstanding any provision of any other plan, contract, or arrangement to which a Textron Company is a party, including without limitation any employee benefit plan, Severance Pay shall not be taken into account in determining the amount of any benefit or compensation thereunder.

1.11	“Textron” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.12	“Textron Company” means Textron or any company controlled by or under common control with Textron within the meaning of IRC Section 414(b) or (c).
Article II — Severance
2.01	Involuntary Termination. A Key Executive shall be entitled to Severance Pay if he incurs a Severance because he is notified in writing by Textron that his employment is being terminated (other than for less than acceptable performance, as determined by Textron). If a Key Executive is transferred from a Textron Company to a buyer in connection with a bona fide sale of substantial assets of Textron, the transfer shall not be regarded as a “Severance” for purposes of this Section 2.01 unless Textron designates it as a Severance in a written document or agreement that makes specific reference to this Plan.

2.02	Good Reason Termination. A Key Executive shall also be entitled to Severance Pay if he incurs a Good Reason Termination within the two-year period immediately following a Change in Control.

2.03	No Duplication of Benefits. A Key Executive who is entitled to Severance Pay or Severance Benefits under this Plan shall not be eligible to receive severance pay or severance benefits under any other severance plan maintained by a Textron Company.
Article III — Severance Pay and Severance Benefits

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3.01	Amount of Severance Pay. Severance Pay shall be determined as of the date of the Key Executive’s Severance. For Key Executives who were eligible to participate in the Plan on December 31, 2007, Severance Pay shall be determined as provided in Appendix C. For Key Executives who became eligible to participate in the Plan on or after January 1, 2008, Severance Pay shall equal the sum of:
(a)	the Key Executive’s annual rate of base salary at the date of Severance, except that any reduction in base salary following a Change in Control shall be disregarded; and
(b)	the larger of (1) the average of the Key Executive’s three most recent actual awards of annual incentive compensation (whether or not deferred) from a Textron Company, or (2) the Key Executive’s current target incentive compensation under the annual incentive compensation plan of a Textron Company.
3.02	Payment of Severance Pay. Textron shall pay Severance Pay to the Key Executive in a single sum within 60 days immediately following Severance. If the Key Executive dies after his Severance but before this payment has been made, Textron shall pay Severance Pay to the Key Executive’s surviving spouse, or, if none, to the Key Executive’s issue per stirpes, or, if no surviving spouse or issue, to the executor or administrator of the Key Executive’s estate.
3.03	Severance Benefits. In addition, if the Severance occurs following a Change in Control or under other circumstances approved in writing by Textron’s Chief Executive Officer and Chief Human Resources Officer, Textron shall provide, at its sole cost, medical and dental benefits to the Key Executive and to his dependents, on terms which are not less favorable to them than the terms existing immediately before the Severance of that Key Executive. Such Severance Benefits shall be continued for the period provided by IRC Section 4980B(f) (but not longer than 18 months following Severance). If any medical or dental expense reimbursements otherwise available to a Key Executive under this Section 3.03 would be includable in the Key Executive’s gross income for federal income tax purposes, the expenses shall be reimbursed only to the extent that they meet the following conditions:
(a)	the expenses are incurred and paid by the Key Executive (or incurred by the Key Executive and paid by a Textron Company directly to the service provider on the Key Executive’s behalf);
(b)	the expenses would be allowable as a deduction to the Key Executive under IRC Section 213 (disregarding the requirement that the deduction under that section apply only to expenses that exceed 7.5% of adjusted gross income); and

(c)	the expenses are not reimbursed from a source other than a Textron Company.

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3.04	Release. A Key Executive shall receive Severance Pay and Severance Benefits under the Plan only if the Key Executive delivers to Textron a release of all claims of the Key Executive (other than any rights to indemnification, contribution, exculpation, advances, or directors and officers liability insurance under Textron’s organizational documents, under any plan or agreement, or at law) with regard to Textron, its subsidiaries and related entities, and their respective past or present officers, directors, and employees, in the form attached to this Plan as Appendix D. If the release has not become irrevocable before the date on which Severance Pay or Severance Benefits are due under the Plan, the Severance Pay or Severance Benefits shall be forfeited.
3.05	Rehire During Severance Period. If a Key Executive is rehired by a Textron Company within 12 months after his Severance (or within 18 months after his Severance, in the case of a Key Executive whose Severance Pay was calculated under Section C.01 of Appendix C), the Key Executive’s Severance Benefits will cease, and the Key Executive must repay to Textron the portion of his Severance Pay that corresponds to his remaining severance period. The Key Executive’s remaining severance period is determined by subtracting the number of whole and fractional months between the Key Executive’s Severance and the date on which he was rehired from 12 (or from 18, in the case of a Key Executive whose Severance Pay was calculated under Section C.01 of Appendix C). The repayment shall include any taxes withheld from the Severance Pay, unless IRS rules permit (and Textron approves) a repayment net of taxes. Before returning to work, the Key Executive must write Textron a check for the full amount due.
Article IV — Unfunded Plan
4.01	No Plan Assets. Severance Pay and Severance Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.
4.02	Welfare Plan Status. This Plan is intended to be a welfare plan providing benefits for a select group of management employees who are highly compensated, pursuant to Sections 3(1) and 104(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and 29 C.F.R. § 2520.104-24.
4.03	No Contributions. No Key Executive shall be required or permitted to make contributions to this Plan.
Article V — Plan Administration
5.01	Plan Administrator’s Powers. Textron shall have all such powers as may be necessary to carry out the provisions of this Plan. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 5.05, any actions by Textron shall be final,

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conclusive and binding on each Key Executive and all persons claiming by, through or under any Key Executive. Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan. The Board may exercise Textron’s authority as plan administrator, and the authority to administer the Plan may be delegated as provided in Section 5.02.
5.02	Delegation of Administrative Authority. The Board may, to the extent permitted by applicable law, make a non-exclusive written delegation of the authority to administer the Plan to a committee of the Board or to one or more officers of Textron. The Board may, to the extent permitted by applicable law, authorize a committee of the Board or officer of Textron to make a further delegation of the authority to administer the Plan.
5.03	Tax Withholding. Textron may withhold from Severance Pay and Severance Benefits any taxes or other amounts required by law to be withheld. Textron may deduct from the undistributed portion of a Key Executive’s benefit any employment tax that Textron reasonably determines to be due with respect to the benefit under the Federal Insurance Contributions Act (FICA), and an amount sufficient to pay the income tax withholding related to such FICA tax. Alternatively, Textron may require the Key Executive to remit to Textron or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Key Executive’s benefit. The Key Executive shall remain responsible at all times for paying any federal, state, or local income or employment tax with respect to any benefit under this Plan. In no event shall Textron or any employee or agent of Textron be liable for any interest or penalty that a Key Executive incurs by failing to make timely payments of tax.
5.04	Use of Third Parties to Assist with Plan Administration. Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.
5.05	Claims Procedure. A Key Executive or the surviving spouse or beneficiary of a Key Executive who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 5.05 as a “Claimant”) may file a written request with Textron setting forth the claim. Textron shall consider and resolve the claim as set forth below.

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(a)	Time for Response. Upon receipt of a claim, Textron shall advise the Claimant that a response will be forthcoming within 90 days. Textron may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. Textron shall respond to the claim within the specified period.

(b)	Denial. If the claim is denied in whole or part, Textron shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502 of ERISA.

(c)	Request for Review. Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that Textron review the determination. The Claimant or his duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by Textron. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)	Review of Initial Determination. Within 60 days after Textron receives a request for review, it will review the initial determination. If special circumstances require that the 60-day time period be extended, Textron will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e)	Decision on Review. All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, shall including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right

Severance Plan for Textron Key Executives Amended and Restated January 1, 2010	Page 8

to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his benefits; and (3) the Claimant’s right to bring a civil action under Section 502 of ERISA.
5.06	Enforcement Following a Change in Control. If, after a Change in Control, any claim is made or any litigation is brought by a Key Executive or any person claiming through a Key Executive to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in Section 1.02 shall be liable, jointly and severally, to reimburse the Key Executive’s or other claimant’s reasonable attorney’s fees and costs incurred during the Key Executive’s or other claimant’s lifetime in pursuing any such claim or litigation, and to pay prejudgment interest at the Prime Rate as quoted in the Money Rates section of The Wall Street Journal on any money award or judgment obtained by the Key Executive or other claimant, payable at the same time as the underlying award or judgment. Any reimbursement pursuant to the preceding sentence shall be paid to the Key Executive or other claimant no earlier than six months after the Severance date and no later than the end of the calendar year following the year in which the expense was incurred. The reimbursement shall not be subject to liquidation or exchange for another benefit, and the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year.
Article VI — Amendment and Termination
6.01	Amendment or Termination. Subject to Section 6.02, below, the Board or its designee shall have the right to amend, modify, suspend, or terminate this Plan at any time by written resolution or other formal action reflected in writing.
6.02	Restrictions on Amendment or Termination. No amendment, modification, suspension, or termination shall adversely affect a Key Executive’s right to receive Severance Pay, Severance Benefits, or legal defense costs and prejudgment interest described in Section 5.06 that are payable as the result of the Severance of the Key Executive before the earlier of the adoption date or effective date of the amendment, modification, suspension, or termination. No amendment, modification suspension, or termination shall be effective during the two-year period immediately following a Change in Control, unless the Key Executive who is potentially affected by the amendment, modification, suspension, or termination consents in writing.
6.03	Delegation of Amendment Authority. The Board may, to the extent permitted by applicable law, make a non-exclusive written delegation of the authority to amend the Plan to a committee of the Board or to one or more officers of Textron. The Board may, to the extent permitted by applicable law, authorize a committee of the Board to make a further delegation of the authority to amend the Plan.

Severance Plan for Textron Key Executives Amended and Restated January 1, 2010	Page 9

Article VII — Miscellaneous
7.01	Use of Masculine or Feminine Pronouns. Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.
7.02	Transferability of Plan Benefits. No Severance Pay or Severance Benefit shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any Severance Pay or Severance Benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution, or other legal process, or be liable for or subject to the debts or liability of any Key Executive.
7.03	Section 409A Compliance. Severance Pay and Severance Benefits are intended to be exempt from IRC Section 409A, and legal defense costs and prejudgment interest described in Section 5.06 are intended to comply with IRC Section 409A. The Plan should be interpreted accordingly. To the extent that a provision of this Plan does not comply with IRC Section 409A, such provision shall be void and without effect. Textron does not warrant that the Plan will comply with IRC Section 409A with respect to any participant or with respect to any payment, however. In no event shall any Textron Company, or any director, officer, or employee of a Textron Company (other than the Key Executive) be liable for any additional tax, interest, or penalty incurred by a Key Executive as a result of the Plan’s failure to satisfy the requirements of IRC Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.
7.04	Controlling State Law. This Plan shall be construed in accordance with the laws of the State of Delaware.
7.05	No Right to Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Key Executive and any Textron Company, or to suggest or create a right in any Key Executive of continued employment at any Textron Company.
7.06	Additional Conditions Imposed. Textron, the Chief Executive Officer and the Chief Human Resources Officer may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer and the Chief Human Resources Officer may participate in this Plan.

Severance Plan for Textron Key Executives Amended and Restated January 1, 2010	Page 10

IN WITNESS WHEREOF, Textron Inc. has caused this amended and restated Plan to be executed by its duly authorized officer, to be effective as of January 1, 2010.

TEXTRON INC.
By:
Cathy Streker
Date:	Vice President Human Resources and Benefits February , 2010

Severance Plan for Textron Key Executives Amended and Restated January 1, 2010	Page 11

Severance Plan
for Textron Key Executives
As Amended and Restated
Effective January 1, 2010
APPENDIX A
Grandfathered Change in Control Definition
For any Key Executive who was an employee of a Textron Company on December 31, 2007, the following definition shall be used under Section 1.02 to determine whether an event is a “Change in Control” for purposes of the Plan:
A “Change in Control” shall occur if (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron common stock, is or becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron’s assets.

Severance Plan for Textron Key Executives As Amended and Restated January 1, 2010	Appendix A Page A-1

Severance Plan
for Textron Key Executives
As Amended and Restated
Effective January 1, 2010
APPENDIX B
Grandfathered Good Reason Termination Definition
For any Key Executive who was an employee of a Textron Company on December 31, 2007, the following definition shall be used under Section 1.04 to determine whether an event is a “Good Reason Termination” for purposes of the Plan:
A Key Executive’s Severance within the two-year period immediately following a Change in Control shall be a “Good Reason Termination” he leaves Textron employment under the conditions described in subsection (a) or (b), below. A termination pursuant to this Appendix B shall be treated as a Good Reason Termination for purposes of the Plan only if the conditions that cause the Key Executive to leave employment result in a material negative change in the employment relationship, so that his termination effectively constitutes an involuntary separation from service within the meaning of IRC Section 409A. The Key Executive must give Textron written notice of a condition described in subsection (a) or (b), below, within 90 days after the condition arises, and must give Textron at least 30 days to remedy the condition before the Key Executive leaves Textron employment.
(a)	The Key Executive’s position, authority or responsibilities, the type of work which the Key Executive is asked to perform, the Key Executive’s base salary or opportunity to earn incentive compensation, the Key Executive’s working conditions and perquisites, or the status and stature of the people with whom the Key Executive is asked to work, are not comparable to that existing with respect to the Key Executive on the day before the date of the Change in Control (except to the extent, if any, to which the Key Executive expressly agrees in writing); or

(b)	the Key Executive’s services may not be performed at the location where the Key Executive was employed on the day before the date of the Change in Control or at such other location as may be mutually agreed by Textron and the Key Executive.

Severance Plan for Textron Key Executives Amended and Restated January 1, 2010	Appendix B Page B-1

Severance Plan
for Textron Key Executives
As Amended and Restated
Effective January 1, 2010
APPENDIX C
Grandfathered Severance Pay Formula
C.01	For Key Executives who were eligible to participate in the Plan on December 31, 2007, and who were either Textron corporate officers or segment heads on that date, Severance Pay for purposes of Section 3.01 shall equal 150% of the sum of:
(a)	the Key Executive’s annual rate of base salary at the date of Severance, except that any reduction in base salary following a Change in Control shall be disregarded; and

(b)	the larger of (1) the average of the Key Executive’s three most recent actual awards of annual incentive compensation (whether or not deferred) from a Textron Company, or (2) the Key Executive’s current target incentive compensation under the annual incentive compensation plan of a Textron Company.
C.02	For Key Executives who were eligible to participate in the Plan on December 31, 2007, but who were neither Textron corporate officers nor segment heads on that date, Severance Pay for purposes of Section 3.01 shall equal the sum of:
(a)	the Key Executive’s annual rate of base salary at the date of Severance, except that any reduction in base salary following a Change in Control shall be disregarded; and

(b)	the larger of (1) the average of the Key Executive’s three most recent actual awards of annual incentive compensation (whether or not deferred) from a Textron Company, or (2) the Key Executive’s current target incentive compensation under the annual incentive compensation plan of a Textron Company.

Severance Plan for Textron Key Executives Amended and Restated January 1, 2010	Appendix C Page C-1

Severance Plan
for Textron Key Executives
As Amended and Restated
Effective January 1, 2010
APPENDIX D
Form of Release
NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE OF CLAIMS FOR UP TO TWENTY-ONE (21) DAYS FROM YOUR NOTICE OF TERMINATION. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THIS GENERAL RELEASE OF CLAIMS WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF YOU REVOKE THE RELEASE WITHIN THIS PERIOD, YOUR REVOCATION MUST BE IMMEDIATELY SUBMITTED IN WRITING AS DESCRIBED IN THE RELEASE. YOU MIGHT WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
TEXTRON, INC.
GENERAL RELEASE OF CLAIMS
     The Severance Plan for Textron Key Executives (the “Severance Plan”) states that I will receive certain payments and benefits in the event of the termination of my employment with Textron Inc. (“Textron”) only if I execute a general release of claims and I do not revoke the general release during the applicable revocation period. In consideration of the payments and benefits that I will receive under the Severance Plan, on behalf of myself and on behalf of any person acting by, through, or under me (collectively, the “Executive Releasors”), I hereby release, waive, and forever discharge Textron, Inc.; its current and former subsidiaries and related entities; its and their respective past or present officers and directors; its and their employees, fiduciaries, agents, and insurers (but only in their capacity as employees, fiduciaries, agents, or insurers of Textron and its current and former subsidiaries and related entities); and the successors and assigns of each of them (collectively, the “Textron Releasees”) from any and all liability, charges, causes of action, demands, damages, or claims for relief of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Textron and/or the termination of my employment from the beginning of the world through the effective date of this Release. The claims waived by me under this General Release of Claims (the “Release”) include, but are not limited to, all matters in law, in equity, in contract, in tort, or pursuant to statute, including any claim for discrimination in employment on the basis of age, race, sex, national origin, disability, religion, or any other type of discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state or local law or ordinance, to the fullest extent permitted under law.

     This Release does not apply to any claims or rights that may arise after the date I signed this Release. I understand that Textron is not admitting to any violation of my rights or any duty or obligation owed to me.
Exclusions
     Excluded from this Release are my claims that, by law, cannot be waived, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies including, but not limited to, the United States Equal Employment Opportunity Commission, (2) any rights or claims to benefits accrued under benefit plans maintained by Textron under the Employee Retirement Income Security Act, and (3) any claims that cannot be waived under the Fair Labor Standards Act or the Family and Medical Leave Act. Also excluded from this Release are my claims for payments, benefits, indemnity, contribution, exculpation, advances, and insurance that are expressly excluded from the requirement that I execute a Release by specific reference in the Severance Plan.
Acknowledgements
     I acknowledge and agree to the following:
1.	The benefits I am receiving under the Severance Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release;

2.	Textron advised me in writing to consult with an attorney prior to signing this Release;

3.	I was given a period of at least twenty-one (21) days within which to consider this Release; and

4.	Textron has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days after my signing this Release.
Representations and Warranties
     I warrant and represent that my decision to sign this Release was entirely voluntary on my part. My decision was not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Severance Plan, and my decision did not result from any threats or other coercive activities to induce my agreement to this Release.
     In addition, I warrant and represent that neither I nor any other Executive Releasor will sue Textron or any other Textron Releasee in any forum for any claim covered by this Release, except that I may bring a claim under ADEA to challenge this Release.
     I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

     Textron further warrants and represents that it has obtained or will obtain any approvals that are necessary for Textron to enter into and abide by the terms of this Release.
Revocation
     If I decide to exercise my right to revoke this Release within seven (7) days after my agreement to this Release, I warrant and represent that I will notify Textron in writing of my intent to revoke this Release, and that I will simultaneously return in full any consideration received from Textron that was subject to the condition that I execute a general release of claims.
Entire Agreement
     This Release, except to the extent specifically provided otherwise herein, supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect to the subject matter hereof.
Modification
     This Release shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.
Successors and Assigns
     This Release shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns; provided, however, that neither this Release nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and no assignment of any right, interest or obligation shall release any such assigning party therefrom unless the other party shall have consented to such release in writing specifically referring to the right, interest or obligation from which such assigning party is to be released. Any purported assignment in violation of this paragraph shall be void and of no force or effect. This paragraph shall not prevent any successor to a Textron Releasee from receiving the benefit of (and being bound by) the Release automatically, without the need for prior written consent by the Executive Releasors.
Governing Law
     The provisions of this Release shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

Counterparts
     This Release may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
     IN WITNESS WHEREOF, the Executive and Textron have executed this Release as of the day and year first above written.

[EXECUTIVE]

TEXTRON INC.

By:

Name:
Title: